SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this "Settlement Agreement") is made effective as of July 12, 2006 by and among (1) Financial Security Assurance Inc. ("FSA"), and (2) Great Lakes Bancorp., Inc. (formerly known as Bay View Capital Corporation, acting for itself and as successor-in-interest to Bay View Bank, N.A.) (collectively, "Bay View").

WHEREAS, there is pending in the United States District Court for the Southern District of New York (the "Court") a civil action styled Financial Security Assurance Inc. v. Bay View Capital Corporation, et al., Case No. 03-CIV-7591 (the "Lawsuit"), in which Bay View Capital Corporation and Bay View Bank, N.A. were named as defendants; and

WHEREAS Bay View Capital Corporation, acting for itself and for Bay View Bank, N.A., filed certain counterclaims in the Lawsuit (the "Counterclaims"); and

WHEREAS, all parties hereto desire to resolve all disputes that have been or could have been brought by the parties relating to the Lawsuit;

NOW THEREFORE in exchange for good and sufficient consideration, the sufficiency of which is hereby acknowledged, FSA and Bay View agree as follows:

1.            Settlement Payment.

a.            For good and valuable consideration as described below, Bay View agrees to pay to FSA an amount of Twenty Million Dollars ($20,000,000) (the "Settlement Payment") on or before July 31, 2006, by wire transfer in immediately available funds pursuant to the written instructions given by FSA and attached as Exhibit A hereto.

b.            Upon receipt, FSA shall take such steps as are necessary to have the Settlement Payment credited as follows:  57% credited as payments to FSA through the FMAC Loan Receivables Trust 1998-D ("1998-D Trust"), and 43% as payments to  FSA  through  the  FMAC Receivables Trust 2000-A ("2000-A Trust" and together with the 1998-D Trust, the "Trusts"). FSA shall instruct the Indenture Trustees to account for the allocated funds as if received directly from the proceeds of the collateral and then paid to FSA (net of costs and attorneys' fees as provided in Section 12 below) pursuant to the waterfall provisions of Section 7.4 of each respective Indenture of Trust governing the Trusts (together, the "Indenture of Trusts"). Any terms not defined in this Settlement Agreement shall have meaning ascribed to such term in the applicable Indenture of Trust.

2.            Stipulation of Dismissal. Promptly upon execution of this Settlement Agreement, the parties shall file with the Court a Stipulation of Dismissal with Prejudice, in the form of Exhibit B hereto, disposing of all claims and counterclaims asserted in the Lawsuit between FSA and Bay View. In so doing, the parties acknowledge as follows:

a.            The filing of the Stipulation of Dismissal with Prejudice will extinguish, waive, release and forever discharge all claims that were brought or that could have been brought in connection with the Lawsuit by FSA, whether acting for itself or in any representative capacity whatsoever, including any acts that FSA was legally authorized or permitted to take on behalf of the Trusts and their respective trustees, servicers, Noteholders or agents, FSA Capital Market Services LLC, FSA Capital Management Services LLC, FMAC 1998-D Refi. Co. LLC, FMAC 2000-A Refi. Co. LLC, or any reinsurers of FSA's obligations under the Notes and the Policies relating to the 1998-D and 2000-A Transactions (as defined below) or the refinancing thereof.

b.            By dismissing its Counterclaims in the Lawsuit, Bay View acknowledges that it has extinguished, waived, released and forever discharged any claim relating to the manner in which Noteholder Interest, principal on the Notes, Note Insurer Premium and Premium Supplement, and other amounts due to the Note Insurer pursuant to the applicable Insurance  and Indemnity Agreements ("Other Amounts") have been accounted for and paid to FSA or its assignees by the Trusts, including extinguishing any future claims regarding the payment of such Noteholder Interest, principal on the Notes, Note Insurer Premiums and Premium Supplements and Other Amounts in a manner consistent with current practice as described in Bay View's Counterclaims. Bay View expressly agrees not to contest the ongoing validity and enforceability of the Notes issued by the Trusts, and the status of FSA or its assignees as the registered Noteholders thereof. Bay View acknowledges and agrees that FSA retains all of its rights to control and direct the actions of the Trusts relating to the servicing and disposition of the loan collateral, to the full extent provided in each respective Indenture of Trust and in each applicable Insurance and Indemnity Agreement.

c.            FSA acknowledges that Bay View, through its subsidiary FMAC Franchise Loans Receivables Corp., continues to own the Certificates for the 1998-D Trust and the 2000-A Trust, and it is entitled to receive any residual funds held by those Trusts in accordance with       Section 7.4 of the Indentures of Trust, provided that all amounts payable by the Trusts to other parties, including payments due to FSA or its assignees under the terms of the Indentures of Trust and the Insurance and Indemnity Agreements, shall have been fully satisfied.

3.            Release by FSA of Bay View. FSA, acting for itself and in any representative capacity whatsoever, including (to the extent legally authorized or permitted) its representative capacity on behalf of FSA Capital Market Services LLC, FMAC 1998-D Refi Co. LLC, FMAC 2000-A Refi Co. LLC, or any reinsurers of FSA's obligations to the 1998-D or 2000-A Noteholders (collectively the "FSA Releasors"), and as the Noteholders of the 1998-D and 2000-A Notes or as representatives of the Noteholders, hereby releases Bay View and each of its parent companies, subsidiaries and affiliates, and each of their respective present and former officers, directors, general partners, limited partners, principals, employees, heirs, administrators, executors, legal representatives, successors, predecessors, assigns, attorneys and agents (collectively, the "Bay View Releasees"), of and from all debts, demands, actions, causes of action, suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims, controversies, agreements, promises, damages and liabilities whatsoever, both in law and in equity, which the FSA Releasors, or any of them, ever had, now have or can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, whether known or unknown, whether accruing in the past, present or future, directly or indirectly, relating to , connected with, or arising out of, any aspect of the securitization transactions referenced in the Lawsuit ("the 1998-D and 2000-A Transactions"). For clarity's sake, the FSA Releasors hereby relieve the  Bay View Releasees of any further obligations to the FSA Releasors pursuant to the Transaction Documents, as defined in the 1998-D and 2000-A Indentures of Trust, provided, however, that this Release will not in any way bar FSA from asserting the rights it retained pursuant to paragraph 2(b) above to control and direct the actions of the Trusts relating to the servicing and disposition of the loan collateral, to the full extent provided in each respective Indenture of Trust and in the applicable Insurance and Indemnity Agreement. FSA warrants and represents to Bay View that FSA currently has no knowledge or awareness of any unasserted claims or demands that FSA or any other person or entity has or may have against Bay View relating to the 1998-D or 2000-A Transactions or to any other transactions or matters.

4.            Release by Bay View of FSA. Bay View hereby releases FSA and each of its present and former officers, directors, general partners, limited partners, principals, employees, heirs, administrators, executors, legal representatives, successors, predecessors, assigns, attorneys and agents (the "FSA Releasees"), of and from all debts, demands, actions, causes of action, suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims, controversies, agreements, promises, damages and liabilities whatsoever, both in law and in  equity, which Bay View ever had, now have or can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, whether known or unknown, whether accruing in the past, present or future, directly or indirectly, relating to, connected with, or arising out of, any aspect of the 1998-D and 2000-A Transactions. For clarity's sake, Bay View hereby relieves the FSA Releasees of any further obligations to Bay View pursuant to the Transaction Documents, as defined in the 1998-D and 2000-A Indentures of Trust, provided, however, that Bay View and FMAC Franchise Receivables Corp. hereby retain, and do not release, their rights as Certificateholder in the Trusts to receive any residual payments that may become due to them as set forth in paragraph 2(c) above. Bay View warrants and represents to FSA that Bay View currently has no knowledge or awareness of any unasserted claims or demands that Bay View or any other person or entity has or may have against FSA relating to the 1998-D or 2000-A Transactions or to any other transactions or matters.

5.            Further Assurances. The Parties intend that this Settlement Agreement shall fully extinguish and release any claims that could have been brought against the Bay View Releasees in relation to the 1998-D and 2000-A Transactions. In addition to the releases provided above in its representative capacities, FSA shall procure releases in the form of Exhibits C through J hereto executed by the Indenture Trustees and Servicers of the 1998-D and 2000-A Trusts, and by 1998-D FMAC Refi. Co. LLC, FMAC 200-A Refi. Co. LLC, FSA Capital Markets Services LLC and FSA Capital Management Services LLC (collectively, the "Additional Releasees"). FSA will exercise its powers under the 1998-D and 2000-A Indentures of Trust, and as collateral agent for the FMAC 1998-D Refi Co. LLC and FMAC 2000-A Refi. Co. LLC, and any other powers it rightfully possesses, to instruct those entities not to bring any legal action against the Bay View Releasees in relation to the 1998-D and 2000-A Transactions based on any claim for alleged wrongdoing occurring prior to the date that all of the parties have executed of this Settlement Agreement or upon any alleged failure of the Bay View Releases to fulfill any obligation to FSA under the Transaction Documents, and will withhold its consent to any such action. Bay View, in turn, will execute and deliver to Capmark Finance Inc. ("Capmark"), as Servicer of the 1998-D and 2000-A Transactions, a mutual limited release in the form annexed as Exhibit K hereto.

6.            Release of Escrowed Funds.  FSA acknowledges that there is a certain escrow account in the initial amount of $500,000 (the "Escrow Account"), plus accrued interest, held by Thatcher Proffitt & Wood (the "Escrow Agent") pursuant to that certain Escrow Agreement dated March 28, 2002 among FSA, Bay View Franchise Mortgage Acceptance Company ("BVFMAC") and Thatcher Proffitt & Wood, relating to the transfer of servicing obligations from BVFMAC to GMAC Commercial Mortgage, which presently is the subject of litigation in an action styled Bay View Franchise Mortgage Acceptance Company v. Financial Security Assurance, Inc., Index No. 602254/04 (Supreme Court, New York Co.) (the "Escrow Lawsuit"). FSA agrees that, upon execution of this Settlement Agreement and a settlement agreement by and among Bay View, BVFMAC and the individuals named therein to be entered into concurrently herewith, it shall execute and deliver to Bay View's counsel, to be held by said counsel in escrow pending FSA's receipt of the Settlement Payment, written instructions, jointly with BVFMAC in the form of Exhibit L hereto (the "Escrow Letter"), instructing the Escrow Agent that, upon his receipt of the Escrow Letter, all funds contained in the Escrow Account, including all accrued interest, shall be paid immediately, via wire transfer, to Great Lakes Bancorp, Inc., as directed by Bay View. Bay View's counsel is hereby authorized to deliver the Escrow Letter to the Escrow Agent following FSA's receipt of the Settlement Payment. FSA further covenants and agrees to take such actions as are necessary to accomplish the transfer of the funds held in the Escrow Account to Great Lakes Bancorp., Inc. and to secure dismissal of the Escrow Lawsuit within a reasonable time of, but not more than thirty (30) days following, execution of this Settlement Agreement and the separate Settlement Agreement between Bay View and BVFMAC.

7.            Enforcement and Jurisdiction. The parties hereby submit to the jurisdiction of the United States District Court of the Southern District of New York (Honorable Alvin K. Hellerstein) with respect to any dispute relating to the enforcement of this Settlement Agreement.

8.            Entire Agreement. This Settlement Agreement and additional agreements referenced herein and executed in connection herewith constitute the entire agreement by and among the parties hereto and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof.  This Settlement Agreement may be amended or modified, in whole or in part, only by an agreement in writing signed by each party.

9.            Representations and Warranties.

a.            Each party hereto represents and warrants that:

               i.    Each party has all necessary legal power, capacity and authority and has taken all necessary corporate or limited liability company action required for the due authorization, execution, delivery and performance by such party of this Settlement Agreement, and any other agreements or instruments to be executed by such party in connection herewith or therewith, and that none of them has sold, assigned or in any manner transferred any claims which any of them ever had against the other to any  third party, and that no other consents, approvals, authorizations, releases or settlements are necessary from any other person or entity to release and discharge completely the other parties from the claims specified above.

            ii.    Each individual executing this Settlement Agreement is authorized on behalf of that party to enter into this Settlement Agreement and that this Settlement Agreement binds that party. This Settlement Agreement and any other agreements and instruments to be executed by any party in connection herewith or therewith will each, when executed by such party be a valid and binding obligation of such party enforceable in accordance with its respective terms.

            iii.    Neither the execution, delivery or performance of this Settlement Agreement and the other agreements contemplated hereunder, with or without the giving of notice or passage of time, or both, will violate, or result in a conflict with, result in any breach of, constitute a default under, or result in the imposition of any encumbrance in any material respect upon the Indentures of Trust, the terms of the Escrow Agreement or any other material agreement to which it is a party.

b.            FSA represents and warrants that all rights in the 1998-D and 2000-A Notes, as well as any other rights it acquired as a result of claim payments made in the 1998-D and 2000-A Transactions, are owned and controlled by FSA, 1998-D FMAC Refi Co. LLC, 2000-A FMAC Refi Co. LLC, FSA Capital Markets LLC and/or FSA Capital Management Services LLC, and have not been transferred, assigned or pledged to any third party prior to the execution of the Releases contemplated in Paragraphs 3 and 5 of this Settlement Agreement. FSA covenants that, in the event that FSA or any of its affiliates subsequently assigns, pledges or transfers any legal or beneficial interest in the 1998-D or 2000-A Notes to any person or entity not then affiliated with FSA, FSA will provide such person or entity with a copy of the Settlement Agreement and the Releases prior to such assignment, pledge or transfer.

10.            No Admission of Liability; Non-Disparagement.   This Settlement Agreement constitutes a final compromise of disputed claims and neither party hereto is admitting to fault or liability with respect to any claim or counterclaim asserted in the Lawsuit. Each party agrees  that it will not disparage the other parties or their representatives with respect to any aspect of the 1998-D and 2000-A Transactions, the Lawsuit, or the Settlement Agreement.

11.            Binding Agreement.   This Settlement Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their respective parents, subsidiaries, affiliates, and each of their officers, directors, general partners, limited partners, principals, employees, heirs, administrators, executors, legal representatives, successors, assigns, attorneys, agents and other designees.

12.            Costs and Attorneys' Fees.   Each party to this Agreement shall bear its own expenses, including legal fees, in connection with the Lawsuit, the settlement of the Lawsuit and this Settlement Agreement, provided, however, that FSA, in the exercise of its good faith business judgment, shall be entitled to instruct the Trusts to allocate an appropriate portion of the Settlement Payment to the recovery of FSA's attorneys fees and costs. Should a dispute arise with respect to this Agreement, the substantially prevailing party shall be entitled to recover from the other party its costs, attorneys' fees and related expenses incurred with respect to the dispute.

13.            Headings and Construction. Headings contained in this Agreement are for reference purposes only and shall be given no weight in the construction of this Agreement. The parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Settlement Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

14.            Severability.   If any provision of this Settlement Agreement shall be held invalid in any respect by a court of competent jurisdiction, such invalidity shall not affect any other provision hereof, and the remaining provisions of this Settlement Agreement shall continue in full force and effect.

15.            Counterparts.  This Settlement Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and same agreement.

16.            Execution. This Settlement Agreement shall be a valid and binding agreement only when executed and delivered by all the parties hereto. Delivery by facsimile transmission shall be sufficient to render the agreement valid and binding; provided, however, that the parties shall deliver originals thereafter.

17.            Merger.  This Settlement Agreement with its Exhibits is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to therein. The Settlement Agreement and its Exhibits supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Signature page follows.

Witness:	Financial Security Assurance Inc.

By:
Name: Title:

Witness:	Great Lake Bancorp, Inc. (formerly known as Bay View Capital Corporation acting for itself and as successor-in-interest to Bay View Bank, N.A.)

By:
Name: Michael J. Rogers Title: Executive Vice President & Chief Financial Officer